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                                                               Exhibit (10)(xiv)

Executive Compensatory Arrangement

June 19, 2002

By approval of the Organization and Compensation Committee of the Board of Directors of Tektronix, Inc. at its regular meeting held on June 19, 2002, the Company and Mr. Coreson agreed as follows:

1. Mr. Coreson's outstanding, unvested options as of June 19, 2002 will fully vest on May 31, 2003, provided he does not leave the employment of Tektronix prior to that date.

2. Any outstanding, unvested options granted to him after June 19, 2002 will fully vest on May 29, 2004, provided he does not leave the employment of Tektronix prior to that date and further provided that he advises the Chief Executive Officer not later than February 28, 2003 of his intention to remain with the company through the end of fiscal year 2004.